Schedule A

to

Third Amended and Restated Declaration of Trust

of

Oppenheimer Revenue Weighted ETF Trust

(dated as of 3/17/17)

Oppenheimer Large Cap Revenue ETF

Oppenheimer Mid Cap Revenue ETF

Oppenheimer Small Cap Revenue ETF

Oppenheimer Financials Sector Revenue ETF

Oppenheimer Ultra Dividend Revenue ETF

Oppenheimer ESG Revenue ETF

Oppenheimer Global ESG Revenue ETF

Oppenheimer Emerging Markets Revenue ETF

Oppenheimer Global Revenue ETF

Oppenheimer International Revenue ETF

Oppenheimer Consumer Discretionary Sector Revenue ETF

Oppenheimer Consumer Staples Sector Revenue ETF

Oppenheimer Energy Sector Revenue ETF

Oppenheimer Health Care Sector Revenue ETF

Oppenheimer Industrials Sector Revenue ETF

Oppenheimer Information Technology Sector Revenue ETF

Oppenheimer Materials Sector Revenue ETF

Oppenheimer Utilities Sector Revenue ETF